Exhibit 99.1

Rapid Micro Biosystems Reports Fourth Quarter and Full Year 2023 Financial Results and Provides 2024 Guidance

Reports fourth quarter 2023 total revenue of $6.3 million, representing 45% growth compared to fourth quarter 2022
Reports 2023 revenue of $22.5 million, representing 31% growth compared to 2022
Delivered 2023 recurring revenue of $13.5 million, representing 23% growth compared to 2022
Provides 2024 revenue guidance of at least $27.0 million, representing at least 20% growth compared to 2023

LOWELL, Mass., March 1, 2024 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Recent Highlights

•Strong fourth quarter 2023 revenue growth of 45% compared to the fourth quarter of 2022.
•Placed six Growth Direct systems in the fourth quarter; highest placements since the third quarter of 2021.
•Growth Direct systems now placed with 100% of commercially approved CAR-T therapy manufacturers.
•Announced expected availability of new Rapid Sterility application for the Growth Direct® system by mid-2024.
•Growth Direct platform selected by Samsung Biologics to automate critical microbiology quality control testing.

“We are pleased with our strong finish to 2023,” said Robert Spignesi, President and CEO. “We exceeded our guidance for both the fourth quarter and the year and delivered our strongest quarter for system placements in over two years. We are also pleased with the strong improvement in our fourth quarter gross margin as the benefits of our actions to reduce product cost, improve manufacturing efficiency and increase service productivity continue to take hold. In 2024, we will continue to focus on our top priorities which include accelerating Growth Direct system placements, further improving our gross margin, successfully launching our new, innovative Rapid Sterility application and prudently managing our cash.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2023 increased 45% to $6.3 million, compared to $4.4 million in the fourth quarter of 2022. A breakdown of fourth quarter revenue and key metrics follows:

•Product revenue (combined systems and consumables) increased 45% to $4.1 million in Q4 2023, compared to $2.8 million in Q4 2022. The increase was largely driven by the placement of four additional systems in Q4 2023.
•Service revenue increased 45% to $2.2 million in Q4 2023, compared to $1.5 million in Q4 2022. The increase was due to increased validation activity as well as higher service contract revenue compared to Q4 2022.
•Recurring revenue increased 13% to $3.3 million in Q4 2023, compared to $2.9 million in Q4 2022.
•Total cost of revenue decreased 7% despite a 45% increase in total revenue, driving significant gross margin improvement.
•Placed six systems and completed the validation of nine customer systems, increasing cumulative customer systems to 141 placed systems and 121 validated systems.

Total cost of revenue was $6.5 million in the fourth quarter of 2023, compared to $7.0 million in the fourth quarter of 2022. Gross margin percentage in the fourth quarter of 2023 was near breakeven (negative 3%) compared to negative 59% in the fourth quarter of 2022. The gross margin percentage improvement was driven by higher total revenue, higher production volumes and actions taken by the Company to reduce product costs as well as higher manufacturing efficiency and service productivity.

Total operating expenses decreased 18% to $12.0 million in the fourth quarter of 2023, compared to $14.7 million in the fourth quarter of 2022. The decrease was largely due to costs incurred in the fourth quarter of 2022 associated with the strategic review process initiated by our Board of Directors in that period, as well as cost savings in 2023 resulting from the restructuring plan implemented in August 2022.

Net loss for the fourth quarter of 2023 was $11.2 million, compared to $16.4 million in the fourth quarter of 2022. Net loss per share attributable to common shareholders for the fourth quarter of 2023 was $0.26, compared to $0.39 in the fourth quarter of 2022.

Cash, cash equivalents and investments were $95.0 million at December 31, 2023, with no debt outstanding, which the Company expects to provide cash runway at least into the second half of 2026.

Full Year 2023 Financial Results

Total revenue for the full year was $22.5 million in 2023, compared to $17.1 million in 2022. A breakdown of full year revenue and key metrics follows:

•Product revenue increased 34% to $14.8 million in 2023, compared to $11.1 million in 2022.
•Service revenue increased 27% to $7.7 million in 2023, compared to $6.1 million in 2022.
•Recurring revenue increased 23% to $13.5 million in 2023, compared to $11.0 million in 2022.
•Placed 16 systems and completed the validation of 18 customer systems in 2023.

Total cost of revenue was $28.0 million in 2023, compared to $25.7 million in 2022.

Total operating expenses were $51.1 million in 2023, compared to $54.7 million in 2022.

Net loss was $52.5 million in 2023, compared to $60.8 million in 2022, and net loss per share attributable to common shareholders was $1.22 in 2023, compared to $1.43 in 2022.

Full Year 2024 Outlook

For the full year 2024, the Company expects total revenue of at least $27.0 million, including the placement of at least 20 systems.
Webcast Details

The Company will host a conference call before the market opens today, March 1, 2024, at 8:30 a.m. EST to discuss its fourth quarter and full year 2023 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.
About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on X (formerly known as Twitter) at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2024 revenue guidance; expected placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s revenue; expectations and goals with respect to continued improvement in gross margins; expectations for the launch and availability of the Rapid Sterility application for Growth Direct; and financial position and cash runway.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operations; the effectiveness of the Company’s sales and marketing efforts; the Company’s ability to sell and place its products with customers; the Company’s ability to develop new products and adapt to technological change, including executing on the launch of the Rapid Sterility application for Growth Direct; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; competition within the Company’s industry; the Company’s ability to maintain its manufacturing operations; the Company’s efforts to improve gross margins for its products; risks related to third-parties; the Company’s ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; the impact of macroeconomic volatility on the Company’s business and operations; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2023, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.
Investor Contact:
Michael Beaulieu, CFA
Vice President, Investor Relations and Corporate Communications
investors@rapidmicrobio.com
Media Contact:
media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Product revenue	$4,112	$2,844	$14,805	$11,056
Service revenue	2,225	1,530	7,714	6,077
Total revenue	6,337	4,374	22,519	17,133
Costs and operating expenses:
Cost of product revenue	4,699	5,257	20,060	18,477
Cost of service revenue	1,810	1,718	7,944	7,196
Research and development	3,318	3,403	12,820	12,866
Sales and marketing	3,161	4,124	13,322	14,994
General and administrative	5,537	7,132	24,936	26,819
Total costs and operating expenses	18,525	21,634	79,082	80,352
Loss from operations	(12,188)	(17,260)	(56,563)	(63,219)
Other income (expense):
Interest income, net	1,041	831	4,210	1,778
Other (expense) income, net	(17)	(11)	(83)	59
Total other income, net	1,024	820	4,127	1,837
Loss before income taxes	(11,164)	(16,440)	(52,436)	(61,382)
Income tax expense (benefit)	8	7	31	(576)
Net loss	$(11,172)	$(16,447)	$(52,467)	$(60,806)
Net loss per share — basic and diluted	$(0.26)	$(0.39)	$(1.22)	$(1.43)
Weighted average common shares outstanding — basic and diluted	43,139,346	42,602,447	43,024,039	42,454,403

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$24,285	$27,064
Short-term investments	67,768	81,584
Accounts receivable	5,532	5,369
Inventory	19,961	21,187
Prepaid expenses and other current assets	2,869	3,372
Total current assets	120,415	138,576
Property and equipment, net	12,832	13,818
Right-of-use assets	6,240	7,063
Long-term investments	2,911	29,790
Other long-term assets	770	1,119
Restricted cash	284	284
Total assets	$143,452	$190,650
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,973	$5,428
Accrued expenses and other current liabilities	9,907	8,150
Deferred revenue	5,974	4,706
Lease liabilities, short-term	1,132	766
Total current liabilities	18,986	19,050
Lease liabilities, long-term	6,214	7,202
Other long-term liabilities	263	229
Total liabilities	25,463	26,481
Total stockholders’ equity	117,989	164,169
Total liabilities and stockholders’ equity	$143,452	$190,650